XCORPOREAL ANNOUNCES SIGNING AGREEMENT FOR THE SALE OF SUBSTANTIALLY ALL OF ITS ASSETS

LOS ANGELES--(BUSINESS WIRE)—December 18, 2009--Xcorporeal, Inc. (symbol: XCRP) (the “Company” or “Xcorporeal”) announced today that on December 14, 2009 it signed an asset purchase agreement (the “Purchase Agreement”) with National Quality Care, Inc. (“NQCI”, and together with the Company, the “Sellers”), and Fresenius USA, Inc. (the “Purchaser”), a Massachusetts corporation and a wholly owned subsidiary of Fresenius Medical Care Holdings, Inc., to sell substantially all of the assets of the Sellers to the Purchaser for an aggregate cash purchase price of $8,000,000 (the “Purchase Price”) and certain additional royalty payment rights.  The Purchase Price will be payable to the Sellers in three installments.  The Company’s board of directors has unanimously approved the Purchase Agreement.  The sale represents the conclusion of a process to sell substantially all of the Company’s assets.  The closing is scheduled to occur on or before February 28, 2010.

In addition, the Purchaser will pay royalties to the Sellers during the life of the patents included in the HD WAK Technology being transferred to the Purchaser, as well as royalties to the Sellers during the life of the patents included in the supersorbent technology being transferred to the Purchaser.

The Purchaser also granted the Sellers an option to obtain a perpetual, worldwide license to the supersorbent technology in healthcare fields other than renal, in exchange for certain consideration to be paid to the Purchaser in the event of the exercise of the option.  The option will be exercisable during the twelve-month period following the Purchaser’s receipt of regulatory approval for the sale of a supersorbent product in the United States or European Union.

The closing of the assets sale will be subject to certain closing conditions, including approvals by a majority of each of the Sellers’ stockholders.  The assets sale is a key step in establishing a liquidating trust for the sole purpose of a contemplated complete liquidation of the Company.  Shareholder approval will also be required for the plan of liquidation.

Kelly McCrann, Chairman & CEO of the Company stated, “We are very pleased to announce this transaction with Fresenius.  We believe that Fresenius is the best possible partner for our innovative dialysis technology and this transaction represents the best approach to maximizing shareholder value.  This announcement follows an extensive review of a range of strategic alternatives for the Company, including our continuing as an independent entity, exploring mergers and acquisitions, as well as numerous financing alternatives.”

In connection with the execution of the Purchase Agreement, certain of the Sellers’ executive officers and/or directors executed Stockholder Voting Agreements, in which they agreed to vote all of the shares owned by them as of December 14, 2009 in favor of the adoption of the transaction.  The shares subject to the Stockholder Voting Agreements represent approximately 42% of the outstanding common stock of the Company and more than 60% of NQCI’s outstanding voting securities.

The Company will file with the Securities and Exchange Commission a proxy statement and other documents regarding the assets sale and the plan of liquidation referred to in this press release.  STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE ASSETS SALE.  A definitive proxy statement will be sent to the Company’s stockholders seeking their approval of the assets sale and the plan of liquidation. Stockholders may obtain a free copy of the proxy statement and other documents filed by the Company with the SEC at the SEC’s Web site at  www.sec.gov , or by directing a request to Kelly McCrann, the Company’s Chief Executive Officer, at Xcorporeal, Inc., 80 Empire Drive, Lake Forest, CA 92630.

The Company will also file a Current Report on Form 8-K in connection with the assets sale transaction.

About Xcorporeal, Inc.

Xcorporeal is a medical device company that has been engaged in developing an innovative extra-corporeal platform technology to be used in devices to replace the function of various human organs. These devices will seek to provide patients with improved, efficient and cost effective therapy. Xcorporeal hopes that the platform will lead to the following three products:

•	A Portable Artificial Kidney, or “PAK”, for attended care Renal Replacement Therapy, or “RRT”, for patients suffering from Acute Renal Failure, or “ARF”
•	A PAK for home hemodialysis for patients suffering from End Stage Renal Disease, or “ESRD”
•	A Wearable Artificial Kidney, or “WAK”, for continuous ambulatory hemodialysis for treatment of ESRD

Additional Company information may be found on its website at: www.xcorporeal.com.

Forward Looking Statements:

This press release contains 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including (1) the approval of the assets sale and plan of liquidation by the Sellers’ stockholders, (2) the Sellers’ ability to consummate the sale of its assets to the Purchaser, (3) the Company’s ability to satisfy its liabilities out of the proceeds of the foregoing transactions and other available resources and (4) the Company’s ability to distribute any remaining cash to its stockholders.  Although the forward-looking statements in this press release reflect the good faith judgment of management, forward-looking statements are inherently subject to known and unknown risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements including, but not limited to, those risks described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, its Quarterly Reports on Form 10-Q and in its other public filings.  Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company undertakes no obligation to update these forward-looking statements.

Contact:
Investor Relations:
Xcorporeal, Inc.
Robert Weinstein
Chief Financial Officer
310-923-9968
IR@xcorporeal.com
or
Public Relations:
Dan Klores Communications
Tim Sullivan
212-981-5234
tim_sullivan@dkcnews.com